Exhibit 99.1

Corporate News Release	Celanese Corporation Investor Relations 1601 West LBJ Freeway Dallas, Texas 75234-6034
Celanese Corporation Reports Third Quarter Results; Adjusts 2008 Outlook
Third quarter highlights:
•	Net sales increased 16% to $1,823 million from prior year

•	Operating profit increased to $151 million from $147 million in prior year

•	Net earnings increased to $158 million from $128 million in prior year

•	Operating EBITDA increased 4% to $314 million

•	Diluted EPS from continuing operations increased to $1.01 from $0.77 in prior year

•	Adjusted EPS increased to $0.78 from $0.73 in prior year, including impact from Hurricane Ike

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions, except per share data)	2008	2007	2008	2007

Net sales	1,823	1,573	5,537	4,684
Operating profit	151	147	592	424
Net earnings	158	128	437	212
Operating EBITDA [1]	314	302	1,101	945
Diluted EPS — continuing operations	$1.01	$0.77	$3.08	$0.74
Diluted EPS — Total	$0.97	$0.76	$2.63	$1.23
Adjusted EPS [1]	$0.78	$0.73	$3.05	$2.35

[1]	Non-U.S. GAAP measures. See reconciliation in tables 1 and 6.
Dallas, October 21, 2008: Celanese Corporation (NYSE: CE), a leading global chemical company, today reported net sales of $1,823 million, a 16 percent increase from the prior year’s results, primarily driven by higher pricing, increased volumes in Acetyl Intermediates, and positive currency impacts. Operating profit rose to $151 million from $147 million in the prior year period. Higher raw material and energy costs offset the positive impact of increased sales. Additionally, benefits from an insurance recovery offset costs associated with the planned shutdown of the company’s Pampa, Texas facility. Net earnings were $158 million compared with $128 million in the same period last year.
Adjusted earnings per share for the third quarter were $0.78 compared with $0.73 in the prior year and excluded a net of $20 million of other charges and adjustments primarily associated with the insurance recovery, the planned Pampa plant shutdown and costs related to the company’s revitalization of its Industrial Specialties businesses. This quarter’s results included approximately $15 million of impact related to Hurricane Ike. The quarter’s results are based on 162.9 million diluted shares outstanding versus 167.4 million in the third quarter of 2007, primarily driven by the company’s successful execution of its share repurchase program. Operating EBITDA increased to $314 million, a $12 million increase from the same period last year.
“Celanese continued to execute on its strategic objectives and delivered solid results in a challenging economic environment,” said David Weidman, chairman and chief executive officer. “We believe that our leading global franchises and our integrated business model position us to deliver value and provide a more stable earnings platform in such an environment. However, we did begin to see the impact of recessionary trends in Europe during the quarter and have not seen indications of a near-term recovery in North America.”
Year to Date 2008
Net sales for the first nine months of 2008 were $5,537 million compared with $4,684 million in the same period last year, driven by higher pricing, additional volumes in the Acetyl Intermediates business and positive currency impacts. Operating profit was $592 million compared with $424 million in the prior year period. The 2007 results included a long-term management compensation program paid upon the exit of the company’s private equity sponsor. Operating EBITDA for the first nine months of 2008 was $1,101 million, up 17 percent from the first nine months of 2007. Adjusted earnings per share were $3.05, a 30 percent increase from last year’s results.
Recent Highlights
•	Safely resumed operations at production facilities located in the Gulf Coast following a controlled and successful shutdown due to Hurricane Ike.

•	Announced plans to build a new Vectra® liquid crystal polymer (LCP) production facility co-located at the Celanese integrated chemical complex in Nanjing, China. The facility is projected to be operational in 2010.

•	Began construction of the world’s largest, state-of-the-art polyacetal plant at Höchst Industrial Park. The facility is expected to be operational in 2011 and will replace Ticona’s existing production operations in Kelsterbach, Germany.

•	Received Green Partner certification from Sony Corporation at its Ticona plant in Shelby, N.C. The certification recognizes suppliers’ cooperation of eco-friendly products and their ability to meet established regulations for environment-related substances found in components of products that bear the Sony name.
Third Quarter Segment Overview
Advanced Engineered Materials
Advanced Engineered Materials’ continued success with its expansion strategy in Asia and increased penetration in new automotive applications helped to offset the impact of significantly reduced automotive demand and higher raw material and energy costs in the quarter. Net sales were $272 million, a $14 million increase from last year’s results, driven by the company’s recent pricing actions and positive currency impacts. Significant declines in the U.S. and European automotive industry, however, resulted in overall lower volumes for the business. Sales in Asia, related to the business’ expansion strategy, increased for all product lines. Operating profit was $13 million compared with $35 million in the same period last year, as the pricing increases could not offset lower volumes and significantly higher raw material and energy costs in the period. Operating EBITDA was $45 million, a $25 million decrease from last year’s results. Advanced Engineered Materials’ strategic equity affiliates were impacted by the same macroeconomic and cost factors and contributed $6 million less in net earnings compared to last year.
Consumer Specialties
Consumer Specialties continued to generate stable earnings, driven by its expansion in Asia and the successful integration of its acquired Acetate Products Limited (APL) business. Net sales increased to $295 million, a $13 million increase from last year’s results. The increase was driven by higher pricing on continued strong demand and positive currency impacts. These increases were partially offset by lower volumes resulting from reduced flake sales as the company shifted flake production to its China ventures. Operating profit was $42 million, $8 million higher than the prior year period, due to lower spending primarily related to synergies from the acquired APL business and the higher pricing. Operating EBITDA was $56 million compared with $53 million in the prior year period.
Industrial Specialties
The revitalization strategy for Industrial Specialties, focused on manufacturing optimization and higher value- added applications, continued to deliver improved earnings in the quarter. Net sales were $378 million, a $64 million increase from the same period last year, primarily driven by higher pricing across all business lines and favorable currency effects. The higher pricing was driven by continued strong demand for polyvinyl alcohol and specialty polymers, and higher raw material costs across the business. A soft North American and European construction market resulted in continued weakness in demand for emulsions products. Volume was slightly higher in comparison to last year’s results due to the impact of the force majeure related to the unplanned outage at the company’s Clear Lake, Texas, facility in 2007. Operating profit was $18 million compared with a loss of $9 million in the prior year period. Last year’s results included plant shutdown and severance costs associated with the company’s revitalization efforts. Operating EBITDA, which excludes these strategic costs, was $36 million compared with $18 million in the prior year period.
Acetyl Intermediates
Acetyl Intermediates’ results benefited from its strategic expansions in Asia and attractive acetyl industry fundamentals. Net sales were $1,056 million, a 22 percent increase from the prior year period, primarily driven by higher pricing and increased volumes. Price increases, primarily in the Americas and Europe, were attributed to formula-based pricing on raw material increases and also to market tightness in the Americas. Higher overall volumes in the quarter were driven by increased availability of acetic acid compared with 2007 results that were impacted by the unplanned outage of the acetic acid unit at the company’s Clear Lake, Texas, facility. Operating profit was $100 million, a $17 million decrease from the prior year period. This quarter’s results included the impact of Hurricane Ike and $28 million of asset impairment and severance charges related to the planned shutdown of the company’s Pampa, Texas, facility, which is scheduled for early 2009. These items were partially offset by an insurance recovery of $23 million related to the 2007 outage at the Clear Lake facility. Operating EBITDA, which excludes the impact of the planned Pampa plant shutdown and the insurance recovery, was $182 million compared with $178 million in the same period last year. The increase was primarily driven by higher dividends from the company’s Ibn Sina cost investment.
Other Activities
Other Activities primarily consists of corporate costs, including financing and administrative activities, certain other operating entities, including the captive insurance companies, and intersegment eliminations. Operating EBITDA in the third quarter was ($5) million compared with ($17) million in the prior year period. Included in the 2008 results were approximately $9 million of foreign exchange benefits. These benefits were mostly offset by similar foreign exchange losses reported in the business segments and in interest expense. The company expects Other Activities to total between ($90) million and ($100) million for the full year.
Taxes
The tax rate for adjusted earnings per share was 26 percent in the third quarter of 2008 compared with 28 percent in the third quarter of 2007. The U.S. GAAP effective tax rate for continuing operations for the third quarter of 2008 was negative 8 percent compared with 1 percent in the third quarter of 2007. The lower effective tax rate in 2008 is primarily due to a decrease in the U.S. tax effect on foreign earnings and dividends. The 2007 effective tax rate included a tax benefit for revaluation of deferred taxes following a German tax rate reduction. The tax rate for adjusted earnings per share is based upon the company’s previous guidance which did not include these items. Cash taxes for the first three quarters of 2008 were $85 million, or $89 million lower than the prior year period. This decrease is primarily due to reduced U.S. cash tax payments as a result of utilizing net operating loss carryforwards and the timing of German tax refunds.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, totaled $54 million in the third quarter of 2008 compared with $53 million in the same period last year. Higher dividends from the company’s Ibn Sina cost affiliate offset lower earnings from the company’s Advanced Engineered Materials equity affiliates. Equity and cost investment dividends, which are included in cash flows, were $42 million versus $43 million in the prior year period.
Cash Flow
During the first nine months of 2008, the company generated $345 million in cash from operating activities, a $66 million increase from the prior year period, on stronger operating performance and lower cash taxes. The improved performance was partially offset by increases in trade working capital. Last year’s results included expenses related to a long-term management compensation program.
Cash used in financing activities during the first nine months of 2008 was $402 million compared with $760 million in the same period last year. Results for the first nine months of 2007 included debt repayments and one-time costs associated with the company’s debt refinancing transaction.
Cash and cash equivalents at the end of the third quarter were $584 million, a decrease of $241 million from the end of 2007. During the first nine months of 2008, the company repurchased approximately $378 million of its outstanding common shares and has approximately $22 million in authorized purchases remaining. Net debt at the end of the third quarter was $3,036 million, an increase of $305 million from the end of 2007.
Outlook
“We believe that the quality of our franchises, fiscal discipline and focus on operational excellence will continue to create value for our shareholders in this challenging economic environment,” said Weidman. “While the impact of today’s environment on our industry, our customers, and therefore, our short-term performance is uncertain, we remain confident in our ability to execute our strategic objectives.”
For the remainder of 2008, the company expects the economic slowdown in North America and Europe to continue and also sees recent signs of slowing growth in Asia linked to the global credit crisis. Due to these factors, and their impact on overall volumes, the company updated its full year 2008 outlook for adjusted earnings per share to between $3.40 and $3.55 from its previous guidance range of between $3.60 and $3.85. The company’s guidance is based on a tax rate of 26 percent and a year-end weighted average of 165 million diluted shares outstanding. The company also adjusted its full year 2008 operating EBITDA guidance range to between $1,320 million and $1,355 million from its previous guidance range of between $1,355 million and $1,415 million.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Mark Oberle	W. Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +49 69 305 7137
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49 69 305 36787
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.4 billion in 2007, with approximately 70% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,400 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects five performance measures, operating EBITDA, affiliate EBITDA, adjusted earnings per share, net debt and adjusted free cash flow, as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for affiliate EBITDA is equity in net earnings of affiliates; for adjusted earnings per share is earnings per common share-diluted; for net debt is total debt; and for adjusted free cash flow is cash flow from operations.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. We provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a GAAP financial measure because a forecast of Other Charges and Adjustments is not practical. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

•	Affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. Affiliate EBITDA, including Celanese Proportional Share of affiliate information on Table 8, is not a recognized term under U.S. GAAP and is not meant to be an alternative to operating cash flow of the equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider affiliate EBITDA when determining the equity investments’ overall value in the company.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	The tax rate used for adjusted earnings per share is the tax rate based on our initial guidance, less changes in uncertain tax positions. We adjust this tax rate during the year only if there is a substantial change in our underlying operations; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate may differ significantly from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any future period.

•	Net debt is defined as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	Adjusted free cash flow is defined as cash flow from operations less capital expenditures, other productive asset purchases, operating cash from discontinued operations and certain other charges and adjustments. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s cash flow. Our management and credit analysts use adjusted free cash flow to evaluate the company’s liquidity and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations — Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions, except per share data)	2008	2007	2008	2007

Net sales	1,823	1,573	5,537	4,684
Cost of sales	(1,490)	(1,236)	(4,390)	(3,651)

Gross profit	333	337	1,147	1,033

Selling, general and administrative expenses	(142)	(133)	(416)	(371)
Amortization of Intangibles [1]	(19)	(18)	(58)	(53)
Research and development expenses	(18)	(18)	(59)	(54)
Other (charges) gains, net	(1)	(12)	(24)	(118)
Foreign exchange gain (loss), net	(1)	—	3	0
Gain (loss) on disposition of assets, net	(1)	(9)	(1)	(13)

Operating profit	151	147	592	424

Equity in net earnings of affiliates	19	24	46	65
Interest expense	(65)	(63)	(195)	(196)
Refinancing expenses	—	—	—	(256)
Interest income	8	9	27	34
Dividend income — cost investments	35	29	138	93
Other income (expense), net	4	(15)	9	(30)

Earnings (loss) from continuing operations before tax and minority interests	152	131	617	134

Income tax (provision) benefit	12	(1)	(106)	(6)
Minority interests	—	—	1	—

Earnings (loss) from continuing operations	164	130	512	128

Earnings (loss) from discontinued operations:
Earnings ( loss) from operation of discontinued operations	(8)	—	(120)	38
Gain on disposal of discontinued operations	—	—	—	47
Income tax (provision) benefit	2	(2)	45	(1)

Earnings (loss) from discontinued operations	(6)	(2)	(75)	84

Net earnings (loss)	158	128	437	212

Cumulative preferred stock dividends	(3)	(2)	(8)	(7)

Net earnings (loss) available to common shareholders	155	126	429	205

Earnings (loss) per common share — basic:
Continuing operations	$1.09	$0.85	$3.36	$0.78
Discontinued operations	(0.04)	(0.01)	(0.50)	0.54

Net earnings (loss) available to common shareholders	$1.05	$0.84	$2.86	$1.32

Earnings (loss) per common share — diluted:
Continuing operations	$1.01	$0.77	$3.08	$0.74
Discontinued operations	(0.04)	(0.01)	(0.45)	0.49

Net earnings (loss) available to common shareholders	$0.97	$0.76	$2.63	$1.23

Weighted average shares — basic	147.1	150.2	150.0	155.4
Weighted average shares — diluted	162.9	167.4	166.0	172.1

[1]	Customer related intangibles

Preliminary Consolidated Balance Sheets — Unaudited

	September 30,	December 31,
(in $ millions)	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	584	825
Receivables:
Trade — third party and affiliates, net	1,013	1,009
Other	346	437
Inventories	743	636
Deferred income taxes	68	70
Marketable securities, at fair value	17	46
Other assets	49	40

Total current assets	2,820	3,063

Investments	779	814
Property, plant and equipment, net	2,527	2,362
Deferred income taxes	69	10
Marketable securities, at fair value	202	209
Other assets	370	309
Goodwill	816	866
Intangible assets, net	389	425

Total assets	7,972	8,058

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current installments of long-term debt — third party and affiliates	302	272
Trade payables — third parties and affiliates	754	818
Other liabilities	561	888
Deferred income taxes	29	30
Income taxes payable	52	23

Total current liabilities	1,698	2,031

Long-term debt	3,318	3,284
Deferred income taxes	243	265
Uncertain tax positions	238	220
Benefit obligations	651	696
Other liabilities	793	495
Minority interests	2	5
Shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(781)	(403)
Additional paid-in capital	492	469
Retained earnings	1,210	799
Accumulated other comprehensive income (loss), net	108	197

Total shareholders’ equity	1,029	1,062

Total liabilities and shareholders’ equity	7,972	8,058

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA —
a Non-U.S. GAAP Measure

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2008	2007	2008	2007

Net Sales
Advanced Engineered Materials	272	258	866	777
Consumer Specialties	295	282	869	832
Industrial Specialties	378	314	1,129	1,015
Acetyl Intermediates	1,056	864	3,219	2,532
Other Activities [1]	—	1	1	2
Intersegment eliminations	(178)	(146)	(547)	(474)

Total	1,823	1,573	5,537	4,684

Operating Profit (Loss)
Advanced Engineered Materials	13	35	80	103
Consumer Specialties	42	34	138	130
Industrial Specialties	18	(9)	55	2
Acetyl Intermediates	100	117	425	340
Other Activities [1]	(22)	(30)	(106)	(151)

Total	151	147	592	424

Equity Earnings, Cost — Dividend Income and Other Income (Expense)
Advanced Engineered Materials	12	18	32	48
Consumer Specialties	1	2	49	37
Industrial Specialties	—	—	—	—
Acetyl Intermediates	33	28	95	51
Other Activities [1]	12	(10)	17	(8)

Total	58	38	193	128

Other Charges and Other Adjustments [2]
Advanced Engineered Materials	1	—	3	5
Consumer Specialties	—	2	1	11
Industrial Specialties	3	14	11	33
Acetyl Intermediates	13	2	33	28
Other Activities [1]	3	22	18	98

Total	20	40	66	175

Depreciation and Amortization Expense
Advanced Engineered Materials	19	17	58	51
Consumer Specialties	13	15	40	39
Industrial Specialties	15	13	43	43
Acetyl Intermediates	36	31	102	81
Other Activities [1]	2	1	7	4

Total	85	77	250	218

Operating EBITDA
Advanced Engineered Materials	45	70	173	207
Consumer Specialties	56	53	228	217
Industrial Specialties	36	18	109	78
Acetyl Intermediates	182	178	655	500
Other Activities [1]	(5)	(17)	(64)	(57)

Total	314	302	1,101	945

1	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

2	See Table 7.

Table 2
Factors Affecting Third Quarter 2008 Segment Net Sales Compared to Third Quarter 2007

(in percent)	Volume	Price	Currency	Other[1]	Total

Advanced Engineered Materials	-6%	6%	5%	0%	5%
Consumer Specialties	-3%	6%	2%	0%	5%
Industrial Specialties	1%	15%	5%	-1%	20%
Acetyl Intermediates	9%	11%	2%	0%	22%
Total Company	4%	11%	3%	-2%	16%

Factors Affecting Nine Months 2008 Segment Net Sales Compared to Nine Months 2007

(in percent)	Volume	Price	Currency	Other[1]	Total

Advanced Engineered Materials	2%	2%	7%	0%	11%
Consumer Specialties	-6%	5%	3%	2%	4%
Industrial Specialties	-7%	13%	7%	-2%	11%
Acetyl Intermediates	9%	14%	4%	0%	27%
Total Company	3%	10%	6%	-1%	18%

[1]	Primarily represents net sales from APL (Acetate), divestiture of AT Plastics Films business and captive insurance companies (Total Company).
Table 3
Cash Flow Information

	Nine Months Ended
	September 30,
(in $ millions)	2008	2007

Net cash provided by operating activities	345	279
Net cash provided by (used in) investing activities [1]	(169)	196
Net cash used in financing activities	(402)	(760)
Exchange rate effects on cash	(15)	25
Cash and cash equivalents at beginning of period	825	791

Cash and cash equivalents at end of period	584	531

[1]	2008 includes $311 million of cash received and $122 million of capital expenditures related to the Ticona Kelsterbach plant relocation.
Table 4
Cash Dividends Received

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2008	2007	2008	2007

Dividends from equity investments	7	14	62	54
Dividends from cost investments	35	29	138	93

Total	42	43	200	147

Table 5
Net Debt — Reconciliation of a Non-U.S. GAAP Measure

	September 30,	December 31,
(in $ millions)	2008	2007

Short-term borrowings and current installments of long-term debt — third party and affiliates	302	272
Long-term debt	3,318	3,284

Total debt	3,620	3,556
Less: Cash and cash equivalents	584	825

Net Debt	3,036	2,731

Table 6
Adjusted Earnings (Loss) Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions, except per share data)	2008	2007	2008	2007

Earnings (loss) from continuing operations before tax and minority interests	152	131	617	134
Non-GAAP Adjustments:
Other charges and other adjustments [1]	20	40	66	175
Refinancing costs	—	—	—	254

Adjusted Earnings (loss) from continuing operations before tax and minority interests	172	171	683	563
Income tax (provision) benefit on adjusted earnings [2]	(45)	(48)	(178)	(158)
Minority interests	—	—	1	—

Adjusted Earnings (loss) from continuing operations	127	123	506	405
Preferred dividends	(3)	(2)	(8)	(7)

Adjusted net earnings (loss) available to common shareholders	124	121	498	398
Add back: Preferred dividends	3	2	8	7

Adjusted net earnings (loss) for adjusted EPS	127	123	506	405

Diluted shares (millions)

Weighted average shares outstanding	147.1	150.2	150.0	155.4
Assumed conversion of Preferred Shares	12.0	12.0	12.0	12.0
Assumed conversion of Restricted Stock	0.4	0.4	0.6	0.3
Assumed conversion of stock options	3.4	4.8	3.4	4.4

Total diluted shares	162.9	167.4	166.0	172.1

Adjusted EPS	0.78	0.73	3.05	2.35

[1]	See Table 7 for details

[2]	The adjusted tax rate for the three and nine months ended September 30, 2008 is 26% based on the forecasted adjusted tax rate for 2008.

Table 7
Reconciliation of Other Charges and Other Adjustments
Other Charges:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in $ millions)	2008	2007	2008	2007

Employee termination benefits	8	2	19	27
Plant/office closures	—	4	7	4
Insurance recoveries associated with plumbing cases	—	(2)	—	(2)
Long-term compensation triggered by Exit Event	—	—	—	74
Asset impairments	21	6	21	9
Clear Lake insurance recoveries	(23)	—	(23)	—
Sorbates settlement	(8)	—	(8)	—
Ticona Kelsterbach plant relocation	3	1	8	4
Other	—	1	—	2

Total	1	12	24	118

Other Adjustments: 1

	Three Months Ended		Nine Months Ended		Income
	September 30,		September 30,		Statement
(in $ millions)	2008	2007	2008	2007	Classification

Ethylene pipeline exit costs	—	—	(2)	10	Other income/expense, net
Business optimization	9	5	27	10	SG&A
Foreign exchange loss related to refinancing transaction	—	13	—	22	Other income/expense, net
Ticona Kelsterbach plant relocation	(2)	—	(6)	—	Cost of sales
Plant closures	7	—	14	—	Cost of sales
Executive severance & other costs related to Squeeze-Out	—	(1)	—	—	SG&A
AT Plastics films sale	—	7	—	7	Gain on disposition
Other	5	4	9	8	Various

Total	19	28	42	57

Total other charges and other adjustments	20	40	66	175

[1]	These items are included in net earnings but not included in other charges.

Table 8
Equity Affiliate Preliminary Results — Total — Unaudited

	Three Months Ended		Nine Months Ended
(in $ millions)	September 30,		September 30,
	2008	2007	2008	2007

Net Sales
Ticona Affiliates[1]	368	315	1,117	934
Infraserv[2]	566	422	1,706	1,175

Total	934	737	2,823	2,109

Operating Profit
Ticona Affiliates	41	55	116	148
Infraserv	31	19	79	61

Total	72	74	195	209

Depreciation and Amortization
Ticona Affiliates	16	12	54	39
Infraserv	29	21	85	61

Total	45	33	139	100

Affiliate EBITDA[3]
Ticona Affiliates	57	67	170	187
Infraserv	60	40	164	122

Total	117	107	334	309

Net Income
Ticona Affiliates	21	38	67	98
Infraserv	24	19	89	59

Total	45	57	156	157

Net Debt
Ticona Affiliates	188	142	188	142
Infraserv	358	5	358	5

Total	546	147	546	147

Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited4

	Three Months Ended		Nine Months Ended
(in $ millions)	September 30,		September 30,
	2008	2007	2008	2007

Net Sales
Ticona Affiliates	170	145	515	432
Infraserv	182	135	516	388

Total	352	280	1,031	820

Operating Profit
Ticona Affiliates	19	25	53	70
Infraserv	10	6	24	20

Total	29	31	77	90

Depreciation and Amortization
Ticona Affiliates	8	6	25	18
Infraserv	9	6	26	20

Total	17	12	51	38

Affiliate EBITDA[3]
Ticona Affiliates	27	31	78	88
Infraserv	19	12	50	39

Total	46	43	128	127

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates	12	18	31	47
Infraserv	7	6	15	18

Total	19	24	46	65

Affiliate EBITDA in excess of Equity in net earnings of affiliates[5]
Ticona Affiliates	15	13	47	41
Infraserv	12	6	35	21

Total	27	19	82	62

Net Debt
Ticona Affiliates	86	62	86	62
Infraserv	113	3	113	3

Total	199	65	199	65

[1]	Ticona Affiliates includes PolyPlastics (45% ownership), Korean Engineering Plastics (50%), Fortron Industries (50%), and Una SA (50%)

[2]	Infraserv includes Infraserv Entities valued as equity investments (Infraserv Höchst Group — 31% ownership, Infraserv Gendorf — 39% and Infraserv Knapsack 27%)

[3]	Affiliate EBITDA is the sum of Operating Profit and Depreciation and Amortization, a non-U.S. GAAP measure

[4]	Calculated as the product of figures from the above table times Celanese ownership percentage

[5]	Product of Celanese proportion of Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA